Exhibit 10.13

Sterile
Ophthalmics
and
lnjectables

December 18, 2014

Steve Lichter

RE:         Amended Offer for Employment

Dear Steve:

This letter will revise the October 13, 2014 Offer for Employment letter (attached) to reflect that your employment would begin on March 1, 2015 .

All other terms contained in the Offer for Employment remain unchanged .

Should you agree  to the  terms  set forth  in this offer,  I request that you  sign  and  date below, in acknowledgement of the contents of this letter, and return it to my attention.

Respectfully,

/s/ Bruce Kutinsky

Bruce Kutinsky
Chief Operating Officer

Cc: Renee Wolf, Vice President, Human Resources

Payroll Team

I accept this offer of employment and understand the terms and conditions outlined above .

/s/ Steve Lichter
Steve Lichter

ADVANCING THE NEW VISION
1925 West Field Court, Suite 300 • Lake Forest, Illinois 60045 • PHONE (800) 932-5676 • FAX (800) 943-3694 • www.akorn.com

October 13, 2014

Steve Lichter

Re:  Offer for Employment

Dear Steve,

On behalf of Akorn Pharmaceuticals, I am pleased to extend to you an offer for employment in the position of Executive Vice President, Pharmaceutical Operations based at our Corporate Headquarters in Lake Forest, Illinois.  Your base salary would be three hundred thousand dollars and zero cents ($300,000.00) annually and you would report directly to me, Bruce Kutinsky, Chief Operating Officer.  Your employment would begin on Monday, December 1, 2014.

You would be able to participate in Akorn’s Performance Incentive Plan.  As Executive Vice President, your annual bonus potential would be forty percent (40%) of base salary subject to plan details and annual Board of Directors approval of payout.  You would be eligible to begin participation in plan year 2015.

The Company, subject to approval by our Board of Directors, would issue a stock option grant under the Akorn Stock Option Plan, which would give you the option to purchase one hundred and seventy-five thousand (175,000) shares of Akorn common stock.  You would also be eligible to participate in the Long Term Incentive Compensation (LTIC) Plan reserved for key executives and senior level management which would afford you additional stock option grants and restricted awards on an annual basis.  The total award value is equal to 100% of your annual salary of which 75% is paid out as stock options and the remaining 25% in the form of restricted shares.  Any long-term incentive awards for which you would be eligible would be determined by the Compensation Committee of the Board of Directors.

Additionally, you would be eligible for benefits which include medical, dental, prescription drug, vision, Smart-Choice, Akorn’s (401K) Retirement Savings Program, Education Assistance, our Employee Stock Purchase Program, flexible spending accounts, an Employee Assistance Program, life,  disability insurance and four (4) weeks of Paid Time Off (PTO).

As a convenience, we would automatically enroll you in Smart Choice! Akorn’s 401(k) Retirement Savings Plan.  We would defer two percent (2%) of your pre-tax pay, effective the first payroll following eligibility; eligibility is defined as the first of the month following your date of hire.  Your savings would be invested in the Fidelity Freedom Funds.  You may change or discontinue your deferment at any time and you may move your savings to different funds once you have begun employment.

Your employment at Akorn would be “at-will”, which means that either you or the Company may terminate employment at any time. Nothing in this letter should be interpreted as a contract of employment.

You should be aware that Akorn has implemented a Smoke Free Campus policy which specifies that employees may not smoke within twenty (20) feet of the common property line at any of our facilities or in a personal vehicle when fellow employees, customers or vendors are in the car.

This offer is contingent upon successful completion of a drug-screening test, as well as completion of our standard pre-employment background check. In addition, you would be required to sign our Employee Confidential Information Agreement, Code of Ethics and our Asset Repayment Agreement as conditions of employment, all of which I have enclosed.

Steve, we are very pleased at the prospect of your joining us, and look forward to working closely with you. Should you have any questions about this offer or any matter related to your employment at Akorn, please do not hesitate to contact me.

Should you agree to the terms set forth in this offer, I request that you sign and date below, in acknowledgment of the contents of this letter, and return it to my attention, along with executed copies of the three (3) agreements.  Copies are enclosed for your records.

Respectfully,

/s/ Bruce Kutinsky
Bruce Kutinsky
Chief Operating Officer

Cc:	Renee Wolf, Vice President, Human Resources
Payroll Team

I accept this offer of employment and understand the terms and conditions outlined above.

/s/ Steve Lichter	29 Oct. 2014
Steve Lichter	Date